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EXHIBIT 10.1

COMPUTER HORIZONS CORP.
49 Old Bloomfield Avenue
Mountain Lakes, NJ 07046-1495

            April 28, 2003

Mr. John J. Cassese
3 Quimby Lane
Mendham, New Jersey 07945

Dear Mr. Cassese:

        This is to confirm our agreement (the "Agreement") concerning the termination of your employment with Computer Horizons Corp. (the "Company"), your resignation as an officer and director of the Company and certain other related matters, as follows:

1.
You have voluntarily resigned as a director of the Company and, effective April 28, 2003 (the "Effective Date"), you hereby voluntarily terminate your emp1oyment with the Company and resign as an officer of the Company and as an officer and director, as applicable, of its subsidiaries. Your employment Agreement (the "Emp1oyment Agreement") with the Company dated as of February 16, 1990 regarding the terms of your emp1oyment is hereby mutually terminated as of the Effective Date and thereupon will be of no further force or effect; provided, however, paragraph 3.7 of the Employment Agreement entitled "Indemnification" shall remain in full force and effect and is incorporated herein by reference. You will make no statements to representatives of the media or the financial community concerning the matters contemplated by this Agreement without the prior written consent of the Company's Chairman or General Counsel which shall not unreasonably be withheld, and you will adhere, in your communications concerning such matters with employees, independent contractors, representatives and others associated with the Company, to a brief general statement to be agreed upon by you and the Company.

2.
The Company agrees to pay you severance and retirement in recognition of your 34 years of service in founding and acting as an officer and director of the Company. The severance shall be in an amount of $3.5 million. These sums shall be paid in one payment on April 28, 2003. In addition, the Company will continue to pay for medical coverage for you until age 75 which medical coverage shall be the equivalent of what you are presently receiving. For a period of 30 days after the Effective Date, you will have the ability to exercise any or all of your existing stock options. Your options will expire 31 days after the Effective Date. In lieu of your current participation in the Option Exchange Program (the "Option Program"), the Company will issue you warrants equal to your current participation, at the Option Program price to be struck in August, 2003.

3.
The Company will continue to pay the premiums for the whole life and universal life insurance policies covering your life which it currently pays until the fifth anniversary of the Effective Date and, on or before such fifth anniversary date, will assign to you all its right, title and interest in and to such policies.

4.
The Company and you acknowledge and agree that as to the existing split dollar life insurance policies on the joint lives of you and your spouse, no additional premium will be paid by the Company and that the continuation of the policy will be your responsibility.

5.
The Company and you acknowledge and agree that so long as the split dollar program is maintained, your deferred compensation balance will remain in your account. The split dollar program to be maintained is specified in an April 14, 2003 memorandum from James D. Kaplan to John Cassese, Subject: Life Insurance Programs. This account will be placed in a "Rabbi" Trust. The parties shall agree to an acceptable form of Trust, which, subject to I.R.S. qualification restrictions, allocates to you sole power to terminate.

6.
The Company and you also acknowledge and agree that you previously waived your right to payment under the Company's non-qualified supplemental retirement agreement and that the Company will have no obligation to you in connection with same, or any portion of same, including but not limited to any change in control payment, whether or not previously waived by you.

7.
In the event that, at any time after the Effective Date, you decide to sell some or all of your Computer Horizons Corp stock:

(i)
You shall give timely written notice (the "Offer Notice") to the Company prior to the closing of the sale, stating that you intend to make such a sale, identifying the name and address of the prospective purchaser or transferee (the "Prospective Purchaser"), specifying how many shares to be sold (the "Right of First Refusal Shares") and specifying the price to be paid (collectively, the "Term Sheet Provisions")

(ii)
Within 5 business days of delivery of the Offer Notice (the "Exercise Period"), the Company may deliver a written notice (the "Purchaser's Notice") to you stating whether it elects to exercise its purchase option under this Section 6 and agrees to be bound by the same terms as the Term Sheet Provisions. If the Company does not provide the Purchaser's Notice prior to the end of the Exercise Period, the Company shall be deemed to have rejected the Offer Notice

(iii)
If the Company has rejected or is deemed to reject the Offer Notice, then you shall be free for a period of ninety (90) days from the date of the actual or deemed rejection to sell or transfer the Right of First Refusal Shares to the Proposed Purchaser upon terms which are no more favorable to the Proposed Purchaser than the Term Sheet Provisions. Any sale or transfer of the Right of First Refusal Shares after the end of such ninety (90) day period or any change in the Term Sheet Provisions which are more favorable to the Proposed Purchaser shall require a new Offer Notice to be delivered to the Company and shall give rise anew to the rights provided in the preceding paragraphs.

(iv)
This paragraph 7 shall not restrict you in any manner whatsoever from selling or transferring "insubstantial portions of your Computer Horizons Corp. stock. For purposes of this sub-paragraph, "insubstantial portions" means no more than 10,000 shares transferred in any ninty (90) day period.

(v)
In the event, however, of a change of control, the Offer Notice obligation shall cease, upon the effective date of the change of control.

8.
In consideration of the Company's undertakings contained in this Agreement, you agree to enter into a five year non-competition agreement in the form annexed hereto as Exhibit B and execute and deliver to the Company a general release in the form annexed hereto as Exhibit C. The terms and conditions of the non-compete shall not survive a change of control of the Company.

9.
In the event of any breach of any provisions of this Agreement, the Company shall have the right (without being required to post bond or other collateral or show actual damages), in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations against you under this Agreement by an action or actions for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Agreement.

10.
This Agreement contains the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.
The parties hereto agree that any dispute arising out of or relating to this Agreement shall be resolved first by attempting mediation and, failing that, by binding arbitration before a 3-person panel, unless the parties agree otherwise, under the rules of the American Arbitration Association. Both mediation and arbitration shall be conducted in New Jersey.

Very truly yours,
COMPUTER HORIZONS CORP.
	By:	/s/ THOMAS J. BERRY Thomas J. Berry
Agreed to and acknowledged by:
/s/ JOHN J. CASSESE John J. Cassese

Exhibit B

Employee agrees that for a period of five (5) years hereafter, Employee will not directly or indirectly, individually or in any corporation, firm, association or other business entity, compete or attempt to compete with Company, any parent, subsidiary, or affiliate of Company, or any corporation merged into, or merged or consolidated with Company (a) by soliciting business from any customer and/or client of Company with which Employee was directly involved during the Employment Period or (b) inducing, either directly or through an agent, any personnel of Company or its subsidiaries to leave the service of Company or its subsidiaries, or by employing or contracting with any such personnel. The provisions of this Exhibit shall be construed as an Agreement independent of any other provision contained herein and shall be enforceable in both Law and Equity, including by temporary or permanent Restraining Orders, notwithstanding the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise. As noted above in the body of the Agreement to which this is an exhibit, this non-compete provision shall not survive a change of control of the Company.

Exhibit C

Release

This Release, dated April 23, 2003, is given

BY the Releasor:	John J. Cassese

TO the Releasee:	Computer Horizons Corp., its officers, directors, employees, affiliates and subsidiaries
1.
Release: Except for claims arising under or in connection with this April 23, 2003 letter Agreement of which this Release is an exhibit, the Releasor does hereby release, discharge, and acquit and by these presents does hereby release, acquit and forever discharge Releasee of and from any and all past, present and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, including but not limited to, any claims that have been or might have been asserted as a result of the establishment or termination of the employer-employee relationship, hereinafter collectively referred to as claims. It is the intention of the parties hereto to effect a full and final mutual, general release of all such claims. It is expressly understood and agreed that this Release is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. Releasor does hereby declare that Releasor understands, covenants, and agrees that Releasor will not make any claims or demand, or file any legal proceedings against Releasee or join Releasee to any claim, demand, or legal proceedings. The filing of any claim, demand, or any and all other legal proceedings by Releasor against Releasee shall be deemed to be a material breach of the terms of this Release.

2.     Consideration

  The parties hereby declare, understand, covenant and agree that the severance amounts paid to Releasor are the sole consideration for this Release, and that the Releasor voluntarily accepts said consideration for the purpose of making a full and final compromise, adjustment and settlement of all claims for injuries, losses, and damages resulting, or to result, from said claims.

3.     Signature

        Releasor understands and agrees to the terms of this Release.

/s/ JOHN J. CASSESE John J. Cassese	Date: April 23, 2003

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  EXHIBIT 10.1
COMPUTER HORIZONS CORP. 49 Old Bloomfield Avenue Mountain Lakes, NJ 07046-1495